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MINNESOTA LIFE                                             TAX SHELTERED ANNUITY
                                                                  LOAN AGREEMENT
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WHAT DOES THIS AGREEMENT PROVIDE?

This agreement modifies your contract. These changes will allow contract loans when the contract is used as a tax sheltered annuity. A tax sheltered annuity is described under Section 403(b) of the Internal Revenue Code, as amended.

CONTRACT LOANS
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CAN YOU BORROW MONEY ON YOUR CONTRACT?

Yes. At any time after the second contract anniversary, you may borrow up to the maximum loan amount. The maximum amount will be determined as of the date we receive your request for a loan. We will require your written request for a contract loan. We will charge interest on the loan in arrears.

At your request, we will send you a loan agreement for your signature. The contract will be the only security required for your loan.

ARE THERE LIMITATIONS ON THE AMOUNT WHICH MAY BE BORROWED?

Yes. There is both a minimum loan amount and a maximum loan amount. In each case, the loan amount may not exceed one-half of the surrender value of the general account portion of your loan.

WHAT IS THE MINIMUM LOAN AMOUNT?

The minimum loan amount is $1,000.

WHAT IS THE MAXIMUM LOAN AMOUNT?

The maximum loan amount is the lesser of:

(a) $50,000, reduced by the highest outstanding balance of any previous loan made during the past one-year period ending on the day before the date of the current loan; or

(b) the greater of one-half of your contract's accumulation value, or $10,000. However, no loan amount may exceed an amount equal to one-half of your general account balance at the time of the loan. You may transfer amounts to the general account from your separate account accumulation value to satisfy this limitation.

WHAT ARE THE CONDITIONS OF THE LOAN REPAYMENT?

You must execute a loan agreement. The loan agreement will require repayment of the loan over a period of five years or less. Repayment must be made in substantially equal payments. The loan repayment schedule will require the level amortization of the loan over the repayment period. Early repayment may be made without penalty. You may repay the balance of the loan at any time.


99-70006                                     Minnesota Life Insurance Company
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Failure to meet the repayment schedule, within any grace period, will result in a default of the loan. A defaulted loan will result in a deemed distribution of the outstanding loan balance, interest due and any applicable charges under the contract, including surrender charges. If amounts under your contract are eligible for distribution, (e.g., you are over age 59 1/2, employment terminated, disability or death) the amount distributed will be withdrawn from your contract and your surrender value will be reduced by the distribution amount along with any applicable surrender charge. If amounts are not eligible for distribution under your contract, then the defaulted amounts plus any accrued interest plus any applicable surrender charge, will be withdrawn when amounts under your contract become eligible for distribution.

Whether amounts are distributed or deemed to be distributed, the amounts will be considered a current taxable event in the year of the default and you will receive a 1099-R. These amounts may also be subject to income tax, penalty tax and the contract may be disqualified as a tax-sheltered annuity.

WHAT INTEREST RATE DO YOU HAVE TO PAY?

The loan interest rate will be set quarterly on the first day of each calendar quarter. It will apply to the loan balance in that calendar quarter. This rate will not exceed the greater of the "published monthly average" for the calendar month ending two months before the beginning of the calendar quarter, or the composite interest rate in effect on the contract plus 1%.

The "published monthly average" means the Moody's Composite Average of Yields on Bonds as published by the Moody's Investors Service.

WHAT HAPPENS IF YOU DO NOT REPAY YOUR LOAN?

Your contract will remain in force so long as there is a surrender value. If there is a loan equal to the surrender value and if it is not repaid, a distribution of the surrender value will cause the contract to terminate.

As discussed above, failure to pay a loan also results in a default which may cause tax consequences.

ARE THERE OTHER LIMITATIONS ON CONTRACT LOANS?

Yes.  Those additional limitations are:

     a)   Only one loan may be outstanding at any time.

     b) If there is an outstanding loan on the contract, then any withdrawals will be limited to the surrender value less the current loan balance and any applicable surrender charges.

     c)   A loan is not available if annuity payments have begun.

     d) The general account accumulation value of your contract securing a loan may not be transferred to the separate account.

MAY THE CONTRACT BE SURRENDERED WHILE THERE IS A LOAN?

Yes. If there is a loan and the contract is surrendered, the loan is due immediately. If it is not repaid prior to the surrender, the payment on surrender will be the surrender


99-70006                                     Minnesota Life Insurance Company
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value less the current loan balance and any applicable surrender charge.

ANNUITY PROVISIONS
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ARE ANNUITY PROVISIONS ALWAYS AVAILABLE?

No. Annuity payments may not begin during a period when a contract loan is in effect.

MAY THIS AGREEMENT BE AMENDED?

Yes. This agreement may be amended. It may be amended only to reflect any change in the Internal Revenue Code, regulations or published revenue rulings. You will be deemed to have consented to such an amendment. We will promptly furnish you with any such amendment.

This agreement is effective as of the original contract date unless a different effective date is shown here.


99-70006                                     Minnesota Life Insurance Company